                                                                   EXHIBIT 12.1

                           AKI, INC AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                                               PREDECESSOR
                                  ----------------------------------------------------------------------
                                                                             PRO FORMA
                                                                          ---------------
                                  FISCAL YEAR ENDED JUNE    THREE MONTHS    THREE MONTHS      JULY 1,
                                            30,                ENDED           ENDED       1997 THROUGH
                                  -----------------------  SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 15,
                                      1996        1997          1997            1998           1997
                                  ----------- ----------- --------------- --------------- --------------
Income (loss) before income
 taxes ..........................  $  4,279    $  7,117       $ 3,083        $    867        $ 3,234
Add:
Interest on all indebtedness
 which includes amortization of
 deferred financing costs .......     6,762       6,203         1,451           3,249          2,646
                                   --------    --------       -------        --------        -------
Earnings available for fixed
 charges ........................    11,041      13,320         4,534           4,116          5,880
Fixed charges ...................     6,762       6,203         1,451           3,249          2,646
                                   --------    --------       -------        --------        -------
 Ratio of earnings to fixed
  charges .......................      1.6x         2.1x          3.1x            1.3x           2.2x

                                                  THE COMPANY
                                  -------------------------------------------
                                                   PRO FORMA
                                                 -------------
                                   DECEMBER 16,   FISCAL YEAR   THREE MONTHS
                                   1997 THROUGH      ENDED          ENDED
                                     JUNE 30,       JUNE 30,    SEPTEMBER 30,
                                       1998           1998          1998
                                  -------------- ------------- --------------
Income (loss) before income
 taxes ..........................    $ (7,487)     $ (4,094)      $ 1,201
Add:
Interest on all indebtedness
 which includes amortization of
 deferred financing costs .......      11,269        13,049         3,210
                                     --------      --------       -------
Earnings available for fixed
 charges ........................       3,782         8,955         4,411
Fixed charges ...................      11,269        13,049         3,210
                                     --------      --------       -------
 Ratio of earnings to fixed
  charges .......................          --            --           1.4x

In accordance with Regulation S-K, the calculation of the ratio of earnings to fixed charges for the pro forma three months ended September 30, 1997 and the pro forma fiscal year ended June 30, 1998 includes the effects of the Acquisition and the Refinancing, but does not include the effects of the 3M Acquisition. Earnings were not sufficient to cover fixed charges by $7,487 and $4,094 for the period from December 16, 1997 through June 30, 1998 and the pro forma fiscal year ended June 30, 1998, respectively.